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                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Registration Statement on Form S-6 (Registration No. 333-01581) of our reports dated February 11, 2000, February 12, 1999, and February 11, 1998, relating to the financial statements of MONY Variable Account L-Strategist and MONYEquity Master, and our report dated February 10, 2000 except for Note 18(b) as to which the date is March 27, 2000 and Note 23(c), as to which the date is March 8, 2000, relating to the consolidated financial statements of MONY Life Insurance Company, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
April 17, 2000